Exhibit 99.1

Press Release June 13, 2007	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Agrees to Acquire The Techs

FORT WAYNE, INDIANA, June 13, 2007 –Steel Dynamics, Inc. (NASDAQ-GS:STLD) today announced that it has entered into a definitive agreement to acquire The Techs, a Pennsylvania-based flat-rolled-steel galvanizing company. The company includes three hot-dip galvanizing facilities in the Pittsburgh, PA, area. Steel Dynamics will pay $360 million for the company on a cash free debt free basis, subject to certain adjustments. The acquisition is expected to close on or about July 2, 2007.

The Techs business operations consist of three facilities, GalvTech, MetalTech, and NexTech, each specializing in the galvanizing of specific types of flat-rolled steels. In 2006 the privately held company shipped 958,000 tons of galvanized steel and generated revenues of $811 million. The Techs specializes in non-automotive applications, serving a variety of customers in the HVAC, commercial construction, and consumer goods markets. About 85 percent of its sales are to customers in the eastern U.S. and the Midwest.

“The Techs represents an excellent opportunity for Steel Dynamics to expand its participation in the value-added steel coating business,” said Mark Millett, President and COO for Flat Rolled Steels and Ferrous Resources. “Its management and employees have done a fine job building an outstanding company by focusing on quality and service, resulting in a very loyal non-automotive customer base.

“This additional business complements our three existing galvanizing lines at Butler and Jeffersonville, Indiana, which utilize steel sheet produced at our Butler mill. Like our existing operations, these plants process both hot-rolled and cold-rolled steel in a range of gauges. This acquisition will approximately double SDI’s hot-dip galvanizing capacity,” Millett said.

Steel substrate used by The Techs is expected to continue to be supplied by a variety of nearby suppliers, which have also, in the past, included SDI. The Techs’ three modern, efficient facilities, constructed in 1984, 1990 and 1996, have a combined annual galvanizing capacity of about one million tons. Together, the three non-union facilities employ approximately 225 people. The plants will operate under their current management as The Techs, an independent Steel Dynamics business unit reporting to Mr. Millett.

Forward Looking Statements

This press release contains predictive statements about an acquisition of an operating business and the expected successful operation of its facilities after the investment is made. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com